Exhibit 5.3
[Simpson Thacher & Bartlett Letterhead]
February 14, 2011
Hovnanian Enterprises, Inc.
110 West Front Street
P.O. Box 500
Red Bank, New Jersey 07701
K. Hovnanian Enterprises, Inc.
110 West Front Street
P.O. Box 500
Red Bank, New Jersey 07701
Ladies and Gentlemen:
     We have acted as counsel to Hovnanian Enterprises, Inc., a Delaware corporation (“Hovnanian”), and to K. Hovnanian Enterprises, Inc., a California corporation and a wholly-owned subsidiary of Hovnanian (“K. Hovnanian”), and to certain other subsidiaries of Hovnanian (the “Subsidiary Registrants”) in connection with the Registration Statement on Form S-3 (File No. 333-171349) (the “Registration Statement”) filed by Hovnanian, K. Hovnanian and the Subsidiary Registrants with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the issuance thereunder (i) by Hovnanian of 13,512,500 shares (the “Shares”) of Class A Common Stock, par value $.01 per share (the “Common Stock”), including 1,762,500 Shares issued by Hovnanian pursuant to the over-allotment option granted to the underwriters, pursuant to the Underwriting Agreement dated as of February 3, 2011, among Hovnanian and the underwriters named therein (the “Common Stock Underwriting Agreement), (ii) by K. Hovnanian of $155,000,000 aggregate principal amount of 11 7/8% Senior Notes due 2015 (the “Senior Notes”), unconditionally guaranteed (each a “Senior Note Guarantee,” and collectively, the “Senior Note Guarantees”) on a senior basis by Hovnanian and the Subsidiary Registrants (together, in such capacity, the

“Senior Notes Guarantors”), pursuant to the Underwriting Agreement dated February 3, 2011, among K. Hovnanian, the Senior Notes Guarantors and the underwriters named therein (the “Senior Notes Underwriting Agreement”), and (iii) by Hovnanian and K. Hovnanian of 3,450,000 7.25% Tangible Equity Units (the “Units”), including 450,000 Units issued by Hovnanian and K. Hovnanian pursuant to the over-allotment option granted to the underwriters, pursuant to the Underwriting Agreement dated as of February 3, 2011, among K. Hovnanian, the Amortizing Notes Guarantors (as defined below) and the underwriters named therein (the “Units Underwriting Agreement”). Each Unit initially consists of (i) a prepaid stock purchase contract (each a “Purchase Contract,” and collectively, the “Purchase Contracts”) issued by Hovnanian which shall be settled by Hovnanian against delivery of a number shares of Common Stock to be determined pursuant to the Purchase Contract Agreement (as defined below) and (ii) a senior subordinated amortizing note (each an “Amortizing Note,” and collectively, the “Amortizing Notes”) issued by K. Hovnanian and unconditionally guaranteed (each an “Amortizing Note Guarantee,” and collectively, the “Amortizing Note Guarantees”) on a senior subordinated basis by Hovnanian and the Subsidiary Registrants (together, in such capacity, the “Amortizing Notes Guarantors”), which has an initial principal amount of $4.526049 per Amortizing Note, bears interest at a rate of 12.072% per annum and has a final installment payment date of February 15, 2014.
     We have examined the Registration Statement as it became effective under the Securities Act; Hovnanian’s and K. Hovnanian’s prospectus dated January 28, 2011 (the “Base Prospectus”), as supplemented by the prospectus supplement relating to the offering of the Shares, dated February 3, 2011 (together with the Base Prospectus, the “Common Stock Prospectus”), filed by Hovnanian pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act; Hovnanian’s and K. Hovnanian’s prospectus supplement relating to the offering of the Senior Notes, dated February 3, 2011 (together with the Base Prospectus, the “Senior Notes Prospectus”), filed by Hovnanian and K. Hovnanian pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act; Hovnanian’s and K. Hovnanian’s prospectus supplement relating to the offering of the Units, dated February 3, 2011 (together with the Base Prospectus, the “Units Prospectus” and, together with the Common Stock Prospectus and the Senior Notes Prospectus, the “Prospectuses”), filed by Hovnanian and K. Hovnanian pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act; the Indenture dated as of February 14, 2011 (the “Senior Notes Base Indenture”), among K. Hovnanian, Hovnanian, as Guarantor, and Wilmington Trust Company, as trustee (the “Senior Notes Trustee”), as supplemented by the First Supplemental Indenture dated as of February 14, 2011, among K. Hovnanian, the Senior Notes Guarantors and the Senior Notes Trustee (the “Senior Notes Supplemental Indenture” and, together with the Senior Notes Base Indenture, the “Senior Notes Indenture”); a duplicate of the global note representing the Senior Notes; a duplicate of the Senior Notes Guarantees annexed to the Senior Notes; the Purchase Contract Agreement, dated as of February 9, 2011 (the “Purchase Contract Agreement”), by and among Hovnanian, K. Hovnanian, Wilmington Trust Company, as purchase contract agent (the “Purchase Contract Agent”), Wilmington Trust Company, as Amortizing Notes Trustee (as defined below), and Wilmington Trust Company, as attorney-in-fact for the holders of the Purchase Contracts from time to time; duplicates of the global certificates representing the Units; duplicates of the registered certificates representing the Purchase Contracts initially annexed to the Units; the Indenture, dated as of February 9, 2011 (the “Amortizing Notes Base Indenture”), by and among K. Hovnanian, Hovnanian, as guarantor, and Wilmington Trust Company, as trustee (the “Amortizing Notes Trustee”), as supplemented by the First Supplemental Indenture, dated as of February 9, 2011 (the

“Amortizing Notes Supplemental Indenture” and, together with the Amortizing Notes Base Indenture, the “Amortizing Notes Indenture”), by and among K. Hovnanian, the Amortizing Notes Guarantors, and the Amortizing Notes Trustee; duplicates of the registered certificates representing the Amortizing Notes and the Amortizing Notes Guarantees initially annexed thereto annexed to the Units; a copy of a specimen certificate representing the Common Stock; the Common Stock Underwriting Agreement; the Senior Notes Underwriting Agreement; and the Units Underwriting Agreement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents or statements of public officials and of officers and representatives of Hovnanian and K. Hovnanian.
     In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.
     Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:
1.	The Shares issued and sold by Hovnanian pursuant to the Common Stock Underwriting Agreement have been duly authorized by Hovnanian and are validly issued, fully paid and nonassessable.

2.	Assuming the Senior Notes have been duly authorized, executed and issued by K. Hovnanian and, assuming due authentication thereof by the Senior Notes Trustee, the Senior Notes constitute valid and legally binding obligations of K. Hovnanian enforceable against K. Hovnanian in accordance with their terms.

3.	Assuming the Senior Notes Guarantees have been duly authorized, executed and issued by the Senior Notes Guarantors (other than Hovnanian), and assuming due authentication of the Senior Notes by the Senior Notes Trustee, the Senior Notes

Guarantees constitute valid and legally binding obligations of the Senior Notes Guarantors enforceable against the Senior Notes Guarantors in accordance with their terms.

4.	Assuming that the Units have been duly authorized, executed and issued by K. Hovnanian, and assuming further (a) the due authentication thereof by the Purchase Contract Agent and the Amortizing Notes Trustee and (b) the due execution of the Purchase Contract Agreement by the Purchase Contract Agent, the Amortizing Notes Trustee and Wilmington Trust Company, as attorney-in-fact for the holders of the Purchase Contracts from time to time, the Units constitute valid and legally binding obligations of Hovnanian and K. Hovnanian, enforceable against Hovnanian and K. Hovnanian in accordance with their terms.

5.	Assuming that the Amortizing Notes have been duly authorized, executed and issued by K. Hovnanian, and assuming due authentication thereof by the Amortizing Notes Trustee, the Amortizing Notes constitute valid and legally binding obligations of K. Hovnanian enforceable against K. Hovnanian in accordance with their terms.

6.	Assuming the Amortizing Notes Guarantees have been duly authorized, executed and issued by the Amortizing Notes Guarantors (other than Hovnanian), and assuming due authentication of the Amortizing Notes by the Amortizing Notes Trustee, the Amortizing Notes Guarantees constitute valid and legally binding obligations of the Amortizing Notes Guarantors enforceable against the Amortizing Notes Guarantors in accordance with their terms.

7.	Assuming (a) the due authentication of the Purchase Contracts by the Purchase Contract Agent and the due execution thereof by Wilmington Trust Company, as attorney-in-fact for the holders of the Purchase Contracts from time to time, and (b) the due execution of the Purchase Contract Agreement by the Purchase Contract Agent, the Amortizing Notes Trustee and Wilmington Trust Company, as attorney-in-fact for the holders of the Purchase Contracts from time to time, the Purchase Contracts constitute valid and legally binding obligations of Hovnanian, enforceable against Hovnanian in accordance with their terms and entitled to the benefits of the Purchase Contract Agreement.
     Our opinions set forth in paragraphs 2, 3, 4, 5, 6 and 7 above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

     For purposes of our opinions set forth in paragraph 4 and 7 above, we assume that the increase in the Settlement Rate (as defined in the Purchase Contract Agreement) upon the occurrence of a Fundamental Change (as defined in the Purchase Contract Agreement) pursuant to the provisions of the Purchase Contract Agreement and any related provisions of the Units or Purchase Contracts represents reasonable compensation of the lost option value of the Units as a result of the Fundamental Change.
     We do not express any opinion herein concerning any law other than the law of the State of New York, the federal Law of the United States and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).
     We hereby consent to the filing of this opinion letter as Exhibit 5.3 to the Current Report on Form 8-K of Hovnanian filed with the Commission in connection with the offer and sale of the Shares, the Senior Notes and the Units and to the use of our name under the caption “Legal Matters” in the Prospectuses.
Very truly yours,
/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP

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